SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 11, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

SARISSA CAPITAL IS CONCERNED THAT INNOVIVA WILL

WASTE SHAREHOLDER MONEY ON IMPRUDENT ACQUISITIONS

************

Sarissa Capital is worried that acquisitions by Innoviva will irreparably destroy shareholder value

Innoviva should clarify to shareholders its intentions regarding acquisitions

Greenwich, CT, April 11, 2017 – Sarissa Capital Management LP today made the following statement in connection with its intent to nominate a minority slate to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) at its 2017 annual meeting of stockholders to be held on April 20, 2017 at 8:30 a.m. EDT in Philadelphia.

Shareholders should not be confident that the current board and management team will make the right capital allocation decisions. Innoviva is spending approximately $25 million per year, or $1.8 million per employee, to simply collect royalties. This sum is an outrageous amount of money for a company with such a simple business. But Innoviva disagrees and disturbingly refers to itself as “a very lean company.” And to make matters worse, Innoviva has said that it seeks to “build over time a recurring revenue business.” We are extremely concerned that Innoviva will acquire assets to build a complex business in order to justify Innoviva’s exorbitant spending and compensation and to further entrench management and the board. Moreover, we are fearful that any imprudent acquisitions will irreversibly alter the strategic position of the company and thereby irreparably damage shareholder value.

We call on Innoviva to publicly confirm to its shareholders that it will not undertake any acquisitions without shareholder approval.

Sarissa strongly believes that Innoviva must learn that shareholder capital must be optimized for the benefit of shareholders, not management. We are gravely concerned that the current board and management team will not be good stewards of future shareholder capital and that it desires to “build over time a recurring revenue business.”

Our nominees – George Bickerstaff, Jules Haimovitz and Odysseas Kostas – can help fix the problems at Innoviva. These qualified nominees understand that shareholder capital must be optimized for the benefit of shareholders, not management, and will work hard to make sure shareholder capital at Innoviva is so optimized.

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS INNOVIVA’S SPENDING AND COMPENSATION SO EXORBITANT?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us fix the problems at Innoviva. If you want to vote for the Sarissa nominees YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD.

PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card or by voting by phone or internet. If you have any questions regarding your GOLD proxy card or need assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550

WWW.DFKING.COM/INVA.

Contacts:

Sarissa Capital Management LP Melinda Zech 203-302-2330	D.F. King & Co., Inc. Edward McCarthy or Peter Aymar 212-269-5550

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.